Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated March 19, 2026, except for Note 17, as to which the date is May 7, 2026, and the reverse stock splits described in Note 1 and the subsequent events described in Note 18, as to which the date is June 22, 2026, with respect to the consolidated financial statements of Neutron Holdings, Inc., incorporated herein by reference.
/s/ KPMG LLP
San Francisco, California
July 1, 2026